Exhibit 10.1

April 30, 2015

MICREL, INCORPORATED
2180 Fortune Drive
San Jose, CA 95131

Re: Extension of Credit Facilities

Dear Mr. Raymond D. Zinn and Mr. Robert E. DeBarr:

This letter will confirm that the expiration date of the credit facilities evidenced by that certain Credit Agreement dated May 7, 2009, as amended (the “Credit Agreement”) between Bank of the West, a California banking corporation (the “Bank”) and MICREL, INCORPORATED (the “Borrower”) is extended to July 31, 2015. All other terms and conditions of the Credit Agreement will remain unchanged.

Neither this extension or any subsequent discussions or negotiations between the Bank and you shall be construed as any commitment by the Bank to further extend the maturity date provided for herein.

The undersigned acknowledges the extension of the Credit Agreement on the above stated terms and, in consideration thereof, represents and warrants to the Bank that:

1.	Each and all of the representations and warranties contained in the Credit Agreement are true and correct as if made as of the date of this letter.

2.
No event has occurred and is continuing or would result from this Amendment which constitutes an Event of Default (as defined in the Credit Agreement) under the Credit Agreement, or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

After acknowledging below, please return this letter to Helen Huang via email using the following email address Helen.Huang@bankofthewest.com with originals to follow.

Bank of the West
a California banking corporation

By:	/s/ Helen Huang
Helen Huang, Vice President

Borrower:
MICREL, INCORPORATED

BY:	/s/ Ray Zinn
Raymond D. Zinn, President & CEO

BY:	/s/ Robert E. DeBarr
Robert E. DeBarr, CFO

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